Contact:
Investor Relations / Public Relations
Todd Fromer / Lewis Goldberg
KCSA Strategic Communications
+1 (212) 896-1215 / 1216
tfromer@kcsa.com / lgoldberg@kcsa.com

KIT digital Enters Into Definitive Agreement to Acquire Kamera Content AB

Company expands European and Asian footprint and extends suite of IPTV solutions into mobile video

STOCKHOLM, Sweden - May 22, 2008 – KIT digital, Inc. (formerly ROO Group) (OTCBB: RGRP), a global provider of IPTV enablement technology and video-centric interactive marketing solutions, announced today that it has entered into a definitive agreement for the acquisition of Stockholm-based Kamera Content AB. The acquisition, which abides by the terms and conditions of the previously announced Letter of Intent between the companies, significantly expands the European and Asian presence of KIT digital, while adding market-leading mobile video capabilities to its product offerings.

Management believes that the combined company, with more than 200 corporate clients and over US$2 million in revenues per month, constitutes the leading device-agnostic provider of B2B, enterprise-class Internet and mobile TV enablement solutions.

Kaleil Isaza Tuzman, chairman and CEO of KIT digital, commented, “Our combined company has leading video-over-IP solutions, quality recurring revenues, and a marketing solutions-focused salesforce. As a result of this merger, we will review and expect to re-classify certain of our operational cost categories in our 2Q financials. Looking ahead, we expect our combined gross margins to be 65%+, and we target revenues of $2.5+ million per month with cash flow break-even at some point in the fourth quarter of this year. It’s an exciting time at KIT digital and we feel that the market has not yet fully appreciated where we are developmentally.

Mr. Isaza Tuzman continued, “We are also pleased that we were able to structure the Kamera acquisition in such a way as to minimize dilution to existing KIT digital shareholders—with future stock or cash payments (at our option) which are subject to performance thresholds that, if reached, bode very well for the combined entity.”

Under the terms of the agreement—which were previously announced in general form—KIT digital acquires 100% of Kamera capital stock for approximately US$4.5 million in cash upfront (less $300,000 already paid under a Content Distribution Agreement executed on March 12, 2008 between the companies). Subject to certain performance thresholds, an additional US$6.0 million in KIT digital common stock (or cash, at the election of KIT digital) will be paid to Kamera shareholders, to be priced at future trading prices of shares in KIT digital, and disbursed between months 6 and 21 after closing. Closing of the transaction, which is expected within weeks, is subject to certain corporate filings and administrative matters under Swedish law.

In 2007, on a standalone basis, Kamera generated approximately US$2.9 million of unaudited annual revenues and Kamera management recently projected 2008 standalone revenues of US$5.7 million.

*****************

Kamera offers a wide range of video content to an established base of over 110 clients, including 40+ mobile operators and 70+ broadband media publishers. Through its proprietary software and content distribution agreements, Kamera enables corporate clients such as Vodafone, MSN, Orange, Telefonica, O2, Hutchinson and China Mobile to deliver IPTV channels and content to their customers over mobile and online networks. The mobile and online distribution channels of Kamera reach more than 250 million users in Europe, the Middle East, Africa and Asia, and can be used to target well-defined groups or wide audiences. Kamera currently offers content in multiple languages, including English, German, Spanish, Swedish, Danish, Arabic, Russian, Polish and Mandarin.

With the addition of Kamera, KIT digital expands its capability to globally syndicate professionally produced video content to mobile phone users. Additionally, KIT has expanded its already strong content library with localized clips from ABC News, Associated Press (AP), SNTV and other providers. Kamera also brings to KIT digital a proprietary technology that allows for video content to be transcoded into any mobile/digital format nearly instantaneously.

“IMG already works with both Kamera and KIT digital to syndicate our clients’ content around the world,” said Dipesh Morjaria, Head of Digital Media Sales for IMG Media. “We now anticipate that the integration of KIT and Kamera will benefit IMG and our clients even further and, going forward, we are keen to expand our partnership with the newly integrated company.”

A December 2007 ABI Research report predicts the opportunity for mobile video services to produce a compound annual growth rate of nearly 60%, amounting to $10 billion globally in 2012. According to Nielsen Mobile, today, in the United States, only about 7% of mobile subscribers (voice and data) watch video on their phones. But the analyst organization predicts that the industry is poised for major growth: Mobile video revenues at domestic carriers, for example, jumped to $308 million in the last three months of 2007 from $112 million in the same period a year earlier. For context, the U.S. is generally considered amongst the world’s slowest growth markets with respects to video-over-mobile use.

Henrik Eklund, chief executive officer of Kamera, commented: “By merging with KIT digital, we expect to achieve global reach with our mobile video technology. Over the years, we have built up a strong client base in Northern and Continental Europe, and recently have had success penetrating the Asian and Middle Eastern markets. We recognize that both Internet and mobile TV are poised to grow more in the emerging markets over the next decade than in North America in particular—and these global markets are where KIT digital is focused, with feet on the ground.”

Gartner expects revenue from global TV services over mobile phones to grow from approximately US$100 million in 2006 to US$15 billion by 2010. IDC Research projects that global IPTV revenues will top US$17 billion by 2010. The same research projects that the wireless telecom industry in Asia will grow to US$242 billion by the end of 2010 and online video revenue in the Asia/Pacific sector will reach US$2.87 billion by 2011. In China alone, the number of mobile TV subscribers is projected to grow to 94 million by 2009.

“KIT digital is focused on IPTV-driven growth in the context of cost discipline and our 4Q target for achieving cash-flow breakeven,” explained Gavin Campion, president of KIT digital. “Through this prism, the acquisition of Kamera made eminent sense: we believe that it will be cash-flow accretive to our operations, and we see an excellent fit with respect to business culture, platform technology, and geographical footprint—the EMEA and Asia focus in particular. We are already in the process of marketing KIT’s new mobile video capabilities to our existing roster of clients, and we’ll market our full-line of web solutions to Kamera’s existing client base.”

Acquisition Benefits

The combination of KIT digital and Kamera unites two innovating companies, serving media, automotive, financial services, retail and other global brands looking to leverage the power of IPTV.

Key strengths expected from the combination include:
•	Expansion into mobile distribution. The addition of Kamera vaults KIT into the mobile TV distribution space, where currently there is no clear leader;

•	Increased geographical market presence, with Kamera’s clients primarily located in Continental Europe, Middle East and Asia;

•	Enhanced cross-selling opportunities to both the existing Kamera and KIT digital web-oriented client bases;

•
Kamera’s proprietary content management/localization software makes video content locally relevant (through language overlay and editing systems) for distribution partners (both on the mobile and broadband sides);

•
Increased revenue growth, profitability and cash flow over time. KIT digital’s global business development team expands Kamera’s product reach, and Kamera’s results support KIT digital’s commitment to become cash flow positive during the fourth quarter of 2008;

•	Cost synergies for the combined company in content acquisition and ingestion, as well as European operations.

•	Seasoned management and business development team at Kamera, rooted in the mobile-savvy Northern European markets, possessing unparalleled experience in mobile TV distribution.

About Kamera

Kamera works with the Associated Press, Disney-ABC, SNTV, and other blue-chip content owners to package and distribute an extensive array of time-sensitive, IPTV content which is carried by over 70 online corporate customers and over 40 mobile carriers worldwide. Kamera’s headquarters are in Stockholm, with local offices in Singapore and Cairo. For additional information, please visit www.kamera.com.

About KIT digital

KIT digital, Inc. (formerly ROO Group) (OTCBB: RGRP) is a leading, global provider of proprietary video distribution technologies and video-centric interactive marketing solutions. Through its end-to-end platform, KIT digital works closely with consumer brands and content providers to maximize the value of video content via the Internet. The KIT platform allows clients to publish, manage and distribute digital video content, build online communities and integrate advertising. In addition, enterprises can access approximately 100 KIT-syndicated channels and 40,000 KIT-syndicated videos. Through its wholly owned subsidiary, Sputnik Agency, the Company offers businesses a full range of interactive marketing solutions. KIT digital clients include News Corp., Verizon, K-Mart, NASDAQ, Hummer and RCS. KIT digital has principal offices in Dubai, Melbourne (Australia), New York, and London. For additional information, please visit www.kit-digital.com.

Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of KIT Digital, Inc ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov.

# # #